Exhibit 10.19

[Graphic Omitted]

June 30, 1999

CONFIDENTIAL

Snyder International Brewing Group, LLC
C/O Crooked River Brewing Company, LLC
1101 Center Street
Cleveland, Ohio 44114

Gentleman:

         We understand that, in connection with a proposed investment by you or your affiliate in Frederick Brewing Co. (the "Company"), you wish to update and complete your due diligence review of the Company and its business, financial, environmental and legal affairs. In consideration of the time and resources that you will devote to such diligence review as well as the preparation and negotiation of definitive agreements relating to such investment, we hereby agree that from the date hereof through and including July 25, 1999 (the "Exclusive Period"), the Company will not, and will cause its affiliates and representatives not to, take any action to solicit, initiate or encourage any Acquisition Proposal (as hereinafter defined) or engage in negotiations with, or disclose any non-public information relating to, the Company to any person or entity that may be considering making an Acquisition Proposal with respect to the Company. During the Exclusive Period, you agree that nothing contained in this letter shall prevent the Board of Directors of the Company from considering, negotiating, discussing, approving and recommending to the stockholders of the Company a bona fide Acquisition Proposal not solicited in violation of this letter, provided the Board of Directors of the Company determines in good faith (upon advice of outside counsel) that it is required to do so in order to discharge properly its fiduciary duties. If the Company takes any action during the Exclusive Period based on the immediately preceding sentence, the Company shall reimburse you for your reasonable out-of-pocket expenses (including legal, accounting and other professional fees, travel expenses, etc.) incurred on and after June 24, 1999 in connection with the transactions referred to herein. As used herein, "Acquisition Proposal" means an offer or proposal for, or any indication of interest in, (i)a merger or other business combination involving the Company or any subsidiary thereof, or (ii) the acquisition in any manner of any equity interest in, or a portion of the assets of, the Company or any subsidiary thereof, in each case other than the transactions contemplated hereby. During the Exclusive period, the Company shall promptly notify you of any Acquisition Proposal or any request for non-public information by any person or entity that informs the Company that it is considering making or has made an Acquisition Proposal.

         Other than as expressly set forth herein and in the Confidentiality Agreement, dated June 22, 1999, between the company and you, neither you nor the Company undertakes any binding obligation with respect to a possible transaction or investment. Such binding commitments will be made only upon the execution and delivery of a definitive agreement setting forth the obligations of the parties. Until such a definitive agreement is executed and delivered, you and we agree that there has been no meeting of the minds as to the material terms of any proposal.

Very truly yours,

FREDERICK BREWING CO.


/s/ Kevin E. Brannon
--------------------------
By: Kevin E. Brannon
    Chairman and CEO



The foregoing is hereby agreed to and accepted:

Snyder International
Brewing Group, LLC



---------------------------
By:  C. David Snyder
        Chairman